Exhibit 99.1

[CHARGED WITH INNOVATION]	[NEWS RELEASE]
ION Completes Acquisition of ARAM
HOUSTON (September 18) — ION Geophysical Corporation (NYSE: IO) announced today that it has completed its acquisition of ARAM Systems Ltd., a Canadian-based provider of cable-based land seismic recording systems, and its affiliate company, Canadian Seismic Rentals Inc. The purchase price paid by ION at closing was $236 million in cash plus the issuance of 3,629,211 shares of ION common stock. The purchase price is subject to certain working capital adjustments after closing. In addition, ION issued short-term notes in the original aggregate principal amount of $45 million as part of the purchase price. When ION repays these notes, $35 million of the cash repayment amount will be deposited into escrow for post-closing purchase price adjustments and to secure indemnification obligations of the parties. Including anticipated interest expenses, the issuance of ION common stock, and synergies, but excluding one-time charges, the acquisition is projected to be earnings-neutral for the remainder of 2008 and accretive on a consolidated pro-forma basis in 2009.
ION financed the cash portion of the purchase price with $85 million in borrowings under its revolving credit facility, a new $125 million five-year term loan and a new $41 million senior unsecured loan. In connection with the financing, ION amended its commercial banking credit facility to increase its borrowing capacity under its revolving credit facility from $100 million to $110 million, and to add a new $125 million term loan facility.
In connection with its acquisition of ARAM, ION has entered into Employment Inducement Stock Option Agreements with 48 key employees of ARAM, providing for the grant of stock options to each such employee to purchase shares of common stock of ION as material inducements to their joining the company. The options are exercisable for an aggregate amount of 410,000 shares of ION common stock. The exercise price under these inducement stock options is $14.10 per share. On September 18, 2008, the closing sales price per share of common stock of ION on the New York Stock Exchange was $14.10 per share
About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission.

[CHARGED WITH INNOVATION]	[NEWS RELEASE]
Contacts
ION (Financial community)
Chief Financial Officer
Brian Hanson, +1 281.879.3672
ION (Media affairs)
Senior Manager — Corporate Marketing
Jenny Salinas, +1 281.366.7286
jenny.salinas@iongeo.com
The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission.